Exhibit 10.31

7/13/2021

Letter of Intent (LOI)

Mr. Arley Lozano

Letter of Intent relating to JV and purchase agreement between Athena Bitcoin Global and XPay.

Dear Arley,

This Letter of Intent (LOI) summarizes the agreed of the main terms of the proposed acquisition and joint venture among Athena Bitcoin Global (ABIT) and Arley/Xpay (Xpay). There will be no obligation related to Parts II and III of this LOI, until Part I is executed by the parties or any other agreement is reached in writing by the parties.

Part 1

ABIT will purchase and put in service the POS handhelds XPay has in Bogotá D.C. (Colombia) for the time being.

We understand there is availability for 40 basic POS handheld units (only Xpay payments processing), and in addition, there is additional availability for 120 terminals of the full BTM (like fingerprint, QR Zebra, EMV Reader, Bank Certified).

The purchase price to be paid to Xpay by ABIT to the handhelds will be the following:

•         For the basic POS Handheld: The sum of USD260 for each Basic POS Handheld. From this sum, the value of USD180 for each Basic POS Handheld corresponds to the cost of each Basic POS Handheld; and the value of USD80 corresponds to the set up services provided for each Basic POS Handheld. Consequently, ABIT will pay the sum of USD 10,400 to Xpay for the 40 Basic POS Handheld. This sum will be paid within the 10 business days after this date of this LOI.

•         For the BTM Terminals: The sum of USD465 for each BTM Terminals. From this sum, the value of USD385 for each BTM Terminal corresponds to the cost of each BTM Terminal; and the value of USD80 corresponds to the plus and set up services provided for each BTM Terminals. Consequently, ABIT will pay the sum of USD55,800 to Xpay for the 120 BTM Terminals. This sum will be paid within the 10 business days after this date of this LOI.

•         Consequently, ABIT will pay the sum of USD$66,200 to Xpay for the 160 handhelds programmed and tested, within the 10 business days after this date of this LOI.

The 160 handhelds programmed will have a 1-year warranty, since the delivery of such handhelds.

Furthermore, in the event ABIT would purchase terminals direct and independently, as a personal decision and under its responsibility, an additional payment of USD$80 in favor of Xpay will be caused by each terminal, for the concept of adaption of the software and set up of each terminal, which will be paid within 10 days after the delivery of the corresponding terminal.

ABIT acknowledges there may be hacking risks when adapting the software and setting it up on terminals purchased direct and independently by ABIT to a person different of Xpay. Xpay assumes no risk for eventual losses caused by bugs present in terminals not provided by Xpay.

Additionally, there will be other payments to Xpay by ABIT for the profits of the operations of the 160 handhelds acquired, the additional handhelds acquires in the future and for any transaction or operations for any means and/or than includes or is related to any element of the ABIT system (as API, Internet, Apps, payment links, social networks payment, payments processors, etc.) as follows: The net profit from the operation of said handhelds and any other payment means operated under the ABIT system will be split 50/50 between ABIT and /XPay. The net profits are the result of the income minus the direct costs related to the operation including but not limited to the following: Bitgo commission, bank commissions, Bitcoin network fees, travel expenses for XPay personnel to ESV, customer service expenses, retailer onboarding, among others.

As part of this deal:

Xpay will:

a.	Change the software branding to either AthenaPay, Athena XPay, or Athena powered by Xpay - we should choose one.
b.	Install the software and test all the terminals.
c.	Export/import the terminals to ESV. ABIT will assume all the costs of the export/import costs, including but not limited to shipping, customs fees and taxes.
d.	Cause the terminals to be delivered to Athena Holdings El Salvador.
e.	Send a person to deploy/train as needed, for the reasonable time.
f.	Onboard, KYC/AML and train customers (retailers),
g.	Custody the incoming Bitcoin through Xpay Bitgo account at cost (25bps – 0.25%-).
h.	Forward the bitcoins of the operations in batches to ABIT daily or multiple times daily (as decided network cost effective and agreed by the parties).
i.	Work with our bank to do the automatic ACH to the customers (retailers) either daily or real time as the transactions roll in. This function is subject to the fulfillment of the technology and integration requirements required to make the ACH under these circumstances.
j.	Produce transaction reports daily.

ABIT will:

a.	Acquire customers (retailers) to install the POS handhelds
b.	Pay for the terminals in BTC at the above specified price
c.	Pay for the shipping of the POS terminals
d.	Pay for the travel expenses of the XPay representative travelling to ESV
e.	Decide the frequency for the BTC settlement with ABIT and money settlement with retailers,
f.	Keep the accounting related to gross profit and expenses for the operation of the POS handhelds and for any other payment means operated under the ABIT system for calculating the profit sharing.
g.	Pay Xpay monthly either the full amount of the profit sharing or an estimated draw to be reconciled later.

Part 2 (Binding Upon Execution and Performance in Part I):

ABIT has the option to place a minimum order of 600 units of the basic POS handheld with an estimated lead time of 8-week delivery after payment using the supplier at the negotiated rate of XPay.

The net profit from the operation of such 600 POS handhelds will be split 60/40 between ABIT and XPay net of the direct costs including but not limited to the following: Bitgo commission, bank commissions, Bitcoin network fees, travel expenses for XPay personnel to ESV, customer service expenses, retailer onboarding, among others.

As part of this:

a. Parties will fulfill all the above payments and provisions indicated in part 1, plus

Xpay will:

a.	Setup Lightning Network at cost (estimated cost USD$15,000 in Colombia based on developer hours)
b.	Provide IT & Sales support in ESV for rollout

2

ABIT will:

a.	Exit Bitgo custodial account to save on costs,
b.	Pay for the terminals directly to the manufacturer,
c.	Provide the Api of the nodes; as the nodes will be under responsibility and control of ABIT
d.	Pay XPay USD$80 setup fee per terminal each,
e.	Pay Xpay monthly either the full amount of the profit sharing or an estimated draw to be reconciled later.
f.	Offer a branded custody wallet (AthenaPay) with no cost BTC transfers between AthenaPay and Chivo (Govt wallet) and whatever other wallet we want i.e. Bitcoin Beach, Strike, etc. The no cost depends exclusively of each wallet and the agreement among AthenaPay and each wallet, and consequently Xpay does not have interference of responsibility to effectively achieve the no cost transfers between AthenaPay and Chivo (Govt wallet) and whatever other wallet we want i.e. Bitcoin Beach, Strike, etc.

Part 3 – Binding Upon Execution and Performance of Part I:

ABIT will will have the option to acquire XPay, which includes its Intellectual Property and the employment agreements of the staff responsible for assisting in executing the above, within 12 months, since the date of this LOI, with the terms as follows:

a.	ABIT’s defined due diligence period and terms.
b.	XPay full disclosure of Source Code.
c.	Non-Compete for all parties.
d.	Price: (a) USD$1,000,000 in cash, that will be paid (i) USD$500.000 up front (“Front End Cash Payment”), and (ii) USD$500.000 in the event that the terminals work for the ABIT retailers in El Salvador under the normal parameters for this type of products and the market conditions, 6-months after the close of the purchase (“Backend Cash Payment”), (b) plus USD$2,000,000 in ABIT Stocks, that would have a 180-day lock-up period with S-3 registration rights.

To execute its Option:

a)	ABIT will announce its intent to exercise the Option 60 days in advance of the 1-year anniversary date.
b)	At the time ABIT notifies XPay of its intent to exercise the Option, due diligence will begin.
c)	At the time ABIT notifies its intent to exercise its Option to purchase, ABIT’s Payments under Parts I and II during the due diligence period will continue and be credited against “Backend Cash Payment.”
d)	Both parties agree to carry out an expedite due diligence to be able to close the purchase in advance of the 1-year anniversary, since the date of this LOI.

In case ABIT decides not to exercise its option to purchase for any reason, ABIT represents that will not copy, divulge, or use the XPay source code in any way or form. Moreover, ABIT will not come up with a product that is similar to XPay and could compete with XPay for a period of 12 months following the end of the 12-month option period.

While the activities indicated in parts I and II are in progress and until the option to acquire indicated in Part 3 is defined, the parties agree an assume an obligation of exclusivity, so that for the same activities and tasks indicated in this LOI they may not contract, provide services or carry out operations with people other than the parties.

Accepted by:

XPAY

/s/ Arley Lozano Jaramillo

Arley Lozano Jaramillo

9012288029

7/14/2021

ATHENA BITCOIN GLOBAL

/s/ Eric Gravengaard

Eric Gravengaard

CEO

7/13/2021

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